Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 25, 2016, except for the effect of the adoption of ASU 2015-03 discussed in Note 1 as to which the date is January 4, 2017, with respect to the consolidated financial statements of Parkway Properties, Inc. for the years ended December 31, 2015, 2014 and 2013, included in this Current Report on Form 8-K of Cousins Properties Incorporated and incorporated by reference in Registration Statement Nos. 333-127917, 33-56787, 333-42007, 333-67887, 333-92089, 333-68010, 333-106937, 333-98487, 333-46674, 333-120918, 333-134890, 333-143649, 333-151674, 333-159414 and 333-211849 on Form S-8 and Registration Nos. 333-48841 and 333-46676 on Form S-3 of Cousins Properties Incorporated.

/s/ Ernst & Young LLP

Indianapolis, Indiana
January 4, 2017